EXHIBIT 10.1



                              October  15,  1999




Mr.  Mark  Gray
WebPartners,  Inc,
2001  Siesta  Drive
Sarasota,  Florida  34239

Dear  Mark:

     This letter will confirm the retention of Technology & Dispute Resolution Consulting, Inc. ("TDRC") by WebPartners, Inc. ("WebPartners") to provide independent professional consulting services axed to develop and implement a Licensing and Technology Transfer Program. TDRC acknowledges that all materials disclosed to it by WebPartners, and the work it performs for WebPartners hereunder, are confidential and proprietary, and TDRC will abide by all reasonable restrictions placed on it by WebPartners on the dissemination of such materials and work.

     In the event that TDRC is served with a subpoena or other legal document request requesting the disclosure of such materials or work, TDRC will promptly advise WebPartners of same and TDRC will cooperate with all reasonable and lawful requests by WebPartners to prevent the disclosure of confidential and/or proprietary information pursuant to such subpoena or other request. Any and all studies, reports, surveys of data, client information packages or other information prepared by TDRC in connection with its work for WebPartners in connection with this Agreement shall be the property of WebPartners.

OUTLINE  OF  CONSULTING  SERVICES:

TDRC agrees to provide the following consulting services in connection with developing and implementing the Licensing and Technology Transfer Program.

(A)  BUSINESS  PLAN  /  STRATEGIC  ANALYSIS
     --------------------------------------

     Working in conjunction with WebPartners, TDRC will prepare a business plan outlining the strategic direction of WebPartners. TDRC will conduct a detailed market analysis of the relevant industries including on-line advertising, the Internet and advertising among others. The market analysis will focus on defining the market arid identifying trends and potential clients, among other things. TDRC will also assist WebPartners identify and define their specific market objectives and their organizational structure. The business plan will also include a study of WebPartners' direct competitors. TDRC will also create detailed financial projections for the business plan. The projections will include an income and cash flow statement, balance sheet, ratio analysis and break-even analysis.


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     TDRC will also  develop a power  point  presentation  based on  information contained in the business plan.

(B)  VALUATION
     ---------

     TDRC will conduct a valuation study of WebPartners whose principal asset is its IOUi, DVT and CyberSpot technologies. The valuation will be base on the strategic direction(s) of WebPartners as outlined in the business plan. The valuation study will utilize an emerging technology theory with primary emphasis placed on the income approach. TDRC will focus its efforts on preparing discounted cash flow analyses. TDRC will evaluate the following variables in preparing its cash flow projections: market share and size, competition, capital needs, economic life of technology and. profitability among others. TDRC will also research current market transactions to determine prices and premiums currently being paid for comparable companies.

(C)  LICENSE  NEGOTIATIONS
     ---------------------

     TDRC will assist in negotiations, at WebPartners' request, with potential licensees on behalf of WebPartners. As part of the negotiations, TDRC will prepare a customized licensing proposal for potential licensees. TDRC will also prepare financial models to be used during negotiations. At WebPartners' request, TDRC will coordinate all aspects of the license negotiation process, including conducting face-to-face meetings with potential licensees.

(D)  TRANSACTION  NEGOTIATIONS
     -------------------------

     TDRC will assist in negotiations, at WebPartners' request, with any potential acquirer or merger partner. As part of the negotiations, TDRC will prepare valuation and financial models to be used during negotiations. TDRC will also evaluate all financial proposals and offers on behalf of WebPartners. At WebPartners request, TDRC will coordinate all aspects of the acquisition or merger negotiation process, including conducting face-to-face meetings with potential acquirers or merger candidates.

(E)  PATENT  LICENSE  NEGOTIATIONS
     -----------------------------

     TDRC will assist WebPartners and counsel to identify and contact companies interested in licensing or companies who appear to be infringing WebPartners' patented (or patent pending) technology, and assist in any negotiations of licensing agreements for the WebPartners technology with such companies. TDRC will also assist WebPartners negotiate license or technology transfer agreements with companies identified by WebPartners or TDRC as possessing technology desired by WebPartners.

(F)  ROYALTY  AUDITS
     ---------------

     TDRC will assist WebPartners in connection with the collection of license fees from licensees. TDRC's assistance will include receiving, reviewing and analyzing licensee royalty statements and / or DVT activity logs. TDRC will coordinate the implementation of the licensing program with the licensee to ensure that royalty calculations are consistent with the
     License Agreement. TDRC will also conduct periodic audits of royalty statements with licensees. Furthermore, TDRC will provide periodic reports to WebPartners. Finally, TDRC will consult with WebPartners, in non-testimonial roles, in connection with any litigation brought against licensees to enforce WebPartners legal rights, including the determination of possible settlement and payment terms.

(G)  OTHER
     -----

     Projects requests outside the scope of work contemplated in projects A - F will be evaluated on a project by project basis.

FEE  ARRANGEMENT:

(A)  RETAINER
     --------

     WebPartners agrees to pay TDRC a retainer of $50,000 within 60 days of executing this engagement letter. If the retainer is not paid ire full within 60 days, then the retainer will increase to $75,000. The retainer will be credited back to WebPartners from future TDRC Commissions (as defined in paragraphs B, C and D below). Once TDRC's total Commissions (excluding the retainer) equal $500,000, then TDRC will issue a credit equal to one-half of the retainer paid to TDRC starting with TDRC's next Commission invoice to WebPartners. Once TDRC's Commissions (excluding the retainer) equal $1,000,000, then TDRC will issue a credit equal to the remaining retainer paid to TDRC starting with TDRC's next Commission invoice to WebPartners.

(B)  ACQUISITION  /  PURCHASE  /MERGER  OF  WEBPARTNERS
     --------------------------------------------------

     In the event WebPartners is acquired / merged / purchased ("Transaction") and TDRC has provided substantial direct assistance, as determined by WebPartners, in the negotiation process, then TDRC will receive a Commission equal to 1.50% of the total Transaction value. However, the total Commission paid to TDRC shall not be less than the compensation due TDRC under the applicable Option outlined below.

     In the event WebPartners is acquired / merged / purchased and TDRC has not provided substantial direct assistance, as determined by WebPartners, then TDRC shall be compensated as follows:

     OPTION  l:
     ----------

     If a Transaction occurs within three (3) months of the execution of this engagement letter, then TDRC will be entitled to its total professional fees at its standard hourly rates, incurred as of the closing date of the Transaction, plus a bonus. The bonus, if any, will be entirely at the discretion of WebPartners. However, the total compensation (excluding the bonus) paid to TDRC, under this option, shall not exceed 5% of the transaction value.

     OPTION  2:
     ----------

     If a  Transaction  occurs four (4) to six (6) months after the execution of this engagement letter, then TDRC will be entitled to its total professional fees at its standard hourly rates, incurred as of the closing date of the Transaction, times 1.5, plus a bonus. The bonus, if any, will be entirely at the discretion of WebPartners. However, the total compensation (excluding the bonus) paid to TDRC, under this option, shall not exceed 7.5% of the transaction value.

     OPTION  3:
     ----------

     If a Transaction occurs after the sixth (6) month from the date of execution of this engagement letter, then TDRC will be entitled to its total professional fees at its standard hourly rates, incurred as of the closing date of the Transaction, times 2.0, plus a bonus. The bonus, if any, will be entirely at the discretion of WebPartners. However, the total compensation (excluding the bonus) paid to TDRC, under this option, shall not exceed 10% of the transaction value.

(C)  EQUITY  INVESTMENT
     ------------------

     In the event WebPartners receives an equity investment and TDRC has provided substantial direct assistance in the negotiations with the investor, then TDRC will receive a Commission equal to 1.5% of the investment. If TDRC has not provided substantial direct assistance in the negotiations with the investor or met with the investor on behalf of WebPartners, then TDRC will not receive a Commission.

     If TDRC is responsible for negotiating an equity investment that allows the current shareholders to cash out some or all of their equity holdings, then TDRC will receive a special bonus equal to 5% of the value received directly by the shareholder(s).

(D)  LICENSING  OR  SERVICE  AGREEMENT
     ---------------------------------

     If WebPartners enters into a licensing or service agreement with a Company and TDRC has assisted in the negotiations with the Company or met with the Company on behalf of WebPartners, then TDRC will receive a Commission equal to 5% of the license fees or service revenue generated by the Company during the first two years of the relationship. After the second year and continuing through the fifth year of the relationship between WebPartners and the Company, TDRC will receive a Commission equal to 2.5/0 of the license fees or service revenue contribution to WebPartners. After the fifth year, TDRC will no longer receive a Commission related to that particular Company. WebPartners, however, has the option to hire TDRC to conduct royalty audits on the Company at TDRC's standard hourly rates.

     The annual Commission paid to TDRC from Licensing or Service Agreements will not exceed $1 million on a per Company basis. Furthermore, TDRC's total annual Commission from Licensing or Service Agreements will not exceed $5 million. However, if TDRC's professional fees at its standard hourly rates times 1.5 exceeds $5 million, then WebPartners will reimburse TDRC for the difference between its professional fees at its standard hourly rates times 1.5 and $5 million.

     TDRC hereby waives any claim to commissions related to any licensee, whom TDRC determines a conflict or other condition exists, that prevents TDRC from performing its duties under this Agreement.

(E)  WEBPARTNERS  IPO
     ----------------

     In exchange for the services provided under paragraphs A and B from the Outline of Consulting Services section discussed above, TDRC will receive an equity interest in WebPartners. The equity interest will be determined as follows:

          (1)  If WebPartners  completes an initial public  offering  within six
               (6) months of the execution of this engagement letter, then TDRC will receive a 1% equity interest in WebPartners.

     or:
     --

          (2) If WebPartners completes an initial public offering after six (6) months from the date of execution of this engagement letter, then TDRC will receive a 1.5% equity interest in WebPartners.

(F)  JOB  EXPENSES
     -------------

     WebPartners agrees that in addition to any other compensation TDRC receives under this engagement, WebPartners will pay and reimburse TDRC for TDRC's out-of-pocket expenses incurred in connection with this engagement, including reasonable travel, lodging, telephone, and copying expenses ("Job Expenses") approved by WebPartners. TDRC shall bill its Job Expenses to WebPartners on a monthly basis.

(G)  MONTHLY  REPORTS
     ----------------

     TDRC agrees to provide monthly statements to WebPartners detailing TDRC's total monthly professional fees incurred at its standard hourly rates. TDRC recognizes that these statements and our professional fees do not represent a liability on behalf of WebPartners, except under the conditions outlined in paragraphs B and D of this section. These statements are provided for informational purposes only. In addition to the monthly statement, TDRC also agrees to provide WebPartners a monthly report outlining the work performed by TDRC dicing the month.

(H)  LATE  PAYMENTS
     --------------

The parties agree that interest will accrue at the prime rate on all payments due under this Agreement that are not paid within forty-five (45) days of their payment date.

TERMINATION:

The patties agree that at or during the twelfth (12) month of this engagement they will reevaluate the success of the Licensing and Technology Transfer Program and, to the extent mutually agreed, they may modify the payment terms under this Agreement ("Mutual Termination"). In the event of a Mutual Termination, TDRC will be entitled to payment for accrued Job Expenses and Commissions that have accrued from licensees (to which TDRC has not waived its claim) prior to the date of Mutual Termination plus future Commissions related to agreements executed with licensees prior to such termination.

To the extent that one party desires to terminate this agreement and the patties cannot agree to a Mutual Termination, WebPartners may terminate this Agreement upon thirty (30) days written notice to TDRC (via facsimile and regular mail at the address set forth above or such other address TDRC may designate) ("WebPartners Unilateral Termination"). In the case of a WebPartners Unilateral Termination, TDRC shall be reimbursed and paid by WebPartners (within thirty
(30) days of the date of termination) under one of the following methods selected by TDRC on the date of termination:

          (1) At TDRC's standard hourly billing rates for all time incurred on this engagement by TDRC personnel, as set forth below, plus accrued Job Expenses, net of Retainer amounts and other fees and expenses paid by TDRC pursuant to this Agreement.

     or:
     --

          (2) Accrued Job Expenses plus total Commissions that have accrued from licensees (to which TDRC has not waived its claim) prior to such termination plus future Commissions related to agreements executed with licensees prior to such termination. Also, Commissions and other amounts subsequently received from potential licensees, to whom TDRC has sent a licensing proposal and / or TDRC has met with to discuss the licensing proposal, who in fact becomes a licensee of WebPartners within twelve (12) months of the WebPartners Unilateral Termination.

To the extent that WebPartners terminates this engagement for cause (i.e., any material default under this agreement), has notified TDRC in writing of WebPartners' intention to terminate this Agreement and allowed TDRC at least thirty (30) days to cure such defaults) and TDRC has not cured such default(s), TDRC shall not be entitled to future Commissions related to agreements executed with licensees prior to such termination. Furthermore, TDRC is not entitled to payment for accrued professional fees at TDRC's standard hourly rates. TDRC will only be entitled to payment for accrued lob Expenses plus Commissions that have accrued from licensees (to which TDRC has not waived its claim) prior to such termination.

TDRC may terminate this Agreement at any time upon thirty (30) days written notice to WebPartners (via facsimile and regular mail at the address set forth above) ("TDRC Termination"). In the event of a TDRC Termination under this paragraph, TDRC will be entitled to payment for accrued rob Expenses plus Commissions that have accrued from licensees (to which TDRC has not waived its claim) prior to such termination plus future Commissions related to agreements executed with licensees prior to such termination.

     TDRC will organize a team for purposes of this engagement. The team will include the leader of TDRC's Technology Transfer and Licensing division, David
A. Kennedy as the engagement Executive Vice President and Robert A. Hutchins as the engagement Manager. David and Rob will be assisted by others as appropriate. The hourly rates outlined below are guaranteed through December 31, 1999, and will be utilized to the extent WebPartners requests that TDRC perform other professional services outside the scope of the Consulting Services discussed above. TDRC will advise WebPartners thirty (30) days in advance of any increase in these hourly rates.

                     Vice  President             $250  to  $400
                     Principal                   $200  to  $250
                     Executive Consultant        $165  to  $195
                     Senior  Consultant          $140  to  $160
                     Staff  Consultant           $115  to  $135
                     Analyst                       $60  to  $80

     The parties acknowledge that TDRC has not guaranteed that any licensee will enter into a license agreement with WebPartners, and that TDRC has not advised WebPartners with respect to the validity of any of its patents, trademarks or other intellectual property nor is TDRC expected to opine on infringement by any licensee. The parties agree that the total liability of TDRC, its officers and employees, for all claims of any kind arising out of this engagement shall be limited to the fees paid by WebPartners to TDRC. In no event shall TDRC be liable for any indirect, consequential, punitive or exemplary damages arising out of the performance of services under this agreement. TDRC shall not be liable for any loss or destruction of any valuable documents provided to TDRC and WebPartners shall be responsible for insuring such. documents against loss or destruction.

     If you wish to engage us to provide the services outlined in the terms of this Agreement, please sign in the space below and return an original of this letter to TDRC. An extra original is provided for your records.

     We  look  forward to providing our services in connection with this matter.
If  you  have  any  questions,  please  do  not  hesitate  to  call  me.

                                           Very  truly  yours,

                                           TECHNOLOGY  &  DISPUTE
                                           RESOLUTION  CONSULTING,  INC.


                                           By  /s/  David  Kennedy
                                             ---------------------
                                           David  A.  Kennedy
                                           Executive  Vice  President




AGREED  TO  AND  ACCEPTED:



By:  [Illegible]
   ----------------------------------

Date:  10/20/00
     --------------------------------


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